Exhibit 99.1

Imperva Announces Second Quarter 2017 Financial Results

•	Total revenue of $74.4 million, up 29% year-over-year

•	Combined product and subscription revenue of 40% was driven by the 43% year-over-year increase in subscription revenue

•	Number of deals booked valued over $100,000 increased 34% year-over-year

•	GAAP operating loss of $4.6 million; Non-GAAP operating income of $7.2 million

•	Increasing FY17 profitability guidance

Redwood Shores, Calif. – July 27, 2017 – Imperva, Inc. (NASDAQ: IMPV), committed to protecting business-critical data and applications in the cloud and on-premises, today announced financial results for the second quarter ended June 30, 2017.

“Our second quarter results highlight our ability to deliver top line growth while at the same time meaningfully improve our profitability,” stated Anthony Bettencourt, President and Chief Executive Officer of Imperva. “During the quarter, we were particularly pleased with the 34% year-over-year growth in the number of deals booked valued over $100,000. Our performance was driven by the global demand for our best-of-breed solutions, as well as ongoing cost controls. Looking forward, Imperva is well positioned to maintain the momentum given the growing need for enterprises worldwide to protect their business-critical data and applications.”

Second Quarter 2017 Financial Highlights

•	Revenue: Total revenue for the second quarter of 2017 was $74.4 million, an increase of 29% compared to $57.9 million in the second quarter of 2016. Within total revenue, product revenue was $20.0 million, an increase of 35% compared to $14.8 million in the same period last year. Services revenue of $54.4 million accounted for 73% of total revenue. Within services revenue, overall subscription revenue grew 43% to $28.1 million, compared to the second quarter of 2016. Combined product and subscription revenue was $48.1 million, an increase of 40% compared to $34.4 million in the second quarter of 2016.

•	Operating Profit (Loss): GAAP operating loss was $(4.6) million for the second quarter compared to a loss of $(23.8) million during the second quarter in 2016. Non-GAAP operating income for the second quarter was $7.2 million, compared to a non-GAAP operating loss of $(6.3) million during the same period in 2016.

•	Net Profit (Loss): GAAP net loss for the second quarter was $(3.5) million, or $(0.10) per share based on 33.6 million weighted average diluted shares outstanding. This compares to net loss of $(24.7) million, or $(0.77) per share based on 32.2 million weighted average shares outstanding in the second quarter of 2016.

Non-GAAP net income for the second quarter of 2017 was $8.3 million, or $0.24 per share based on 34.2 million weighted average diluted shares outstanding. This compares to a non-GAAP net loss of $(7.3) million, or $(0.23) per share based on 32.2 million weighted average shares outstanding in the second quarter of 2016.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

•	Balance Sheet and Cash Flow: As of June 30, 2017, Imperva had cash, cash equivalents and investments of $319.9 million and no debt. Total deferred revenue was $134.2 million compared to $114.8 million as of June 30, 2016. Short-term deferred revenue of $106.3 million increased 22% compared to $87.1 million as of June 30, 2016.

The company generated $5.4 million in net cash from operations for the second quarter of 2017, compared with using $2.2 million in the second quarter of 2016. The company generated $0.8 million in free cash flow (cash flows from operating activities, less capital expenditures) for the quarter compared to using $7.0 million during the second quarter of 2016.

Second Quarter Operating Highlights

•	During the second quarter of 2017, Imperva booked 154 deals with a value over $100,000, an increase of 34% compared to 115 in the second quarter of 2016.

•	During the second quarter of 2017, Imperva added 157 new customers compared to 160 during the second quarter of 2016. Imperva now has over 5,500 customers in more than 100 countries around the world.

•	Imperva announced the release of CounterBreach 2.0 which introduced a new machine learning algorithm to protect data against insider threats.

•	Imperva announced several enhancements to the Imperva Incapsula Content Delivery Network (CDN) designed to improve website performance and responsiveness while lowering bandwidth cost.

Business Outlook

The following forward-looking statements reflect expectations as of July 27, 2017. Results may be materially different and could be affected by the factors detailed in this press release and in recent Imperva SEC filings.

Third Quarter Expectations – Ending September 30, 2017

Imperva expects total revenue for the third quarter of 2017 to be in the range of $81.0 million to $83.0 million. The company expects in the third quarter of 2017 non-GAAP gross margins of approximately 80%. Further, Imperva expects in the third quarter of 2017 non-GAAP operating income to be in the range of $8.3 million to $9.4 million and non-GAAP net income to be in the range of $7.7 million to $8.8 million, or $0.22 to $0.26 per share based on approximately 34.5 million weighted diluted average shares.

Full Year Expectations – Ending December 31, 2017

Imperva expects total revenue for 2017 to be in the range of $319.8 million to $322.8 million. Imperva expects 2017 non-GAAP gross margins of approximately 80%. Further, the company expects 2017 non-GAAP operating income to be in the range of $29.5 million to $31.2 million and non-GAAP net income to be in the range of $26.7 million to $28.1 million, or $0.78 to $0.82 per share based on approximately 34.2 million weighted average diluted shares. Imperva expects capital expenditures for the full year to be in the range of $15.0 million to $20.0 million. Finally, the company expects to generate positive cash flows from operations in 2017.

No reconciliation of forward-looking GAAP to non-GAAP financial measures has been provided in this press release. An explanation is included below under the heading “Non-GAAP Financial Measures.”

Quarterly Conference Call

Imperva will host a conference call today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to review the company’s financial results for the second quarter ended June 30, 2017. To access the conference call, dial (888) 670-2256 for the U.S. or Canada or (913) 312-9330 for international callers with conference ID # 4741753. The webcast will be available live on the Investors section of the company’s website at www.imperva.com. An audio replay of the call will also be available to investors by phone beginning at approximately 5:00 p.m. Pacific Time on July 27, 2017 until 8:59 p.m. Pacific Time on August 10, 2017, by dialing (844) 512-2921 for the U.S. or Canada or (412) 317-6671 for international callers, and entering passcode # 4741753. In addition, an archived webcast will be available on the Investors section of the company’s website at www.imperva.com.

Non-GAAP Financial Measures

Imperva reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). To supplement the Imperva unaudited condensed consolidated financial statements presented in accordance with GAAP, Imperva uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of Imperva operations as determined in accordance with GAAP. The non-GAAP financial measures used by Imperva include historical and forward-looking non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP basic and diluted loss per share, free cash flow and forward-looking non-GAAP gross margin. These non-GAAP financial measures exclude stock-based compensation, acquisition- and disposition-related expenses, amortization of purchased intangibles, restructuring costs, gain on sale of business and provision for income taxes on sale of business from the Imperva unaudited condensed consolidated statement of operations and net purchases of property and equipment from the unaudited consensed consolidated balance sheet.

For a description of these items, including the reasons why management adjusts for them, and reconciliations of historical non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled “Use of Non-GAAP Financial Information” as well as the related tables that precede it. Imperva may consider whether other significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Imperva believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the performance of Imperva by excluding certain items that may not be indicative of the company’s core business, operating results or future outlook. Imperva management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing operating results of Imperva, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of the performance of Imperva to prior periods.

Imperva does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to unavailability of information needed to calculate reconciling items and due to variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, Imperva does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for items such as stock-based compensation, acquisition- and disposition-related expenses and restructuring costs, which are inherently difficult to predict with reasonable accuracy. Stock-based compensation expense, for example, is difficult to estimate because it depends on the company’s future hiring and retention needs, as well as the future fair market value of the company’s common stock, all of which are difficult to predict and subject to constant change. In addition, for purposes of setting annual guidance, it would be difficult to quantify stock-based compensation expense for the year with reasonable accuracy in the current quarter. As a result, the company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the company’s outlook.

Forward Looking Statements

This press release contains forward-looking statements, including without limitation those regarding the Imperva “Business Outlook” (“Third Quarter Expectations – Ending September 30, 2017” and “Full Year Expectations – Ending December 31, 2017”); the company’s beliefs regarding the growing need for enterprises worldwide to protect their business-critical data and applications and that it is well positioned to maintain the momentum. These forward-looking statements are subject to material risks and uncertainties that may cause actual results to differ substantially from expectations. Investors should consider important risk factors, which include: demand for the company’s cyber security solutions may not increase or may decrease, including as a result of global macroeconomic conditions and other economic conditions that may reduce enterprise software or security spending generally or customer perceptions about the necessity or reliability of solutions such as ours; the company’s sales expectations for large customers may not materialize in a particular quarter or at all; the company may not timely introduce new products or services or versions of its products or services and such products or services may not be accepted by the market or may have defects, errors, outages or failures; competitors may be perceived by customers to offer greater value or to be better positioned to help handle cyber security threats and protect their businesses from major risk; existing customers may focus their additional cyber security spending on other technologies or addressing other risks; the company’s growth may be lower than anticipated; the markets that the company addresses may not grow as anticipated; the company may not be able to achieve the anticipated operational efficiencies and other benefits of the restructuring initiative; and other risks detailed under the caption “Risk Factors” in the company’s Form 10-Q filed with the Securities and Exchange Commission, or the SEC, on May 8, 2017 and the company’s other SEC filings. You can obtain copies of the company’s SEC filings on the SEC’s website at www.sec.gov.

The foregoing information represents the company’s outlook only as of the date of this press release, and Imperva undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, new developments or otherwise.

About Imperva

Imperva® (NASDAQ: IMPV) is a leading provider of cyber security solutions that protect business-critical data and applications. The company’s SecureSphere, CounterBreach, Incapsula and Camouflage product lines enable organizations to discover assets and risks, protect information wherever it lives – in the cloud and on-premises – and comply with regulations. The Imperva Defense Center, a research team comprised of some of the world’s leading experts in data and application security, continually enhances Imperva products with up-to-the minute threat intelligence, and publishes reports that provide insight and guidance on the latest threats and how to mitigate them. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, our blog, on Twitter.

© 2017 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, CounterBreach, Incapsula, SecureSphere, ThreatRadar and Camouflage along with its design are trademarks of Imperva, Inc. and its subsidiaries.

###

IMPERVA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(On a GAAP basis)

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net revenue:
Products and license	$20,012	$14,830	$39,590	$35,671
Services	54,423	43,043	107,153	81,975

Total net revenue	74,435	57,873	146,743	117,646

Cost of revenue (1):
Products and license	1,823	1,814	3,755	3,998
Services	13,751	10,703	26,771	21,487

Total cost of revenue	15,574	12,517	30,526	25,485

Gross profit	58,861	45,356	116,217	92,161
Operating expenses (1):
Research and development	14,528	15,576	31,978	31,595
Sales and marketing	36,388	40,977	73,512	81,717
General and administrative (2)	12,375	12,245	25,911	26,131
Restructuring charges	—	—	667	—
Amortization of acquired intangible assets	132	352	449	704

Total operating expenses	63,423	69,150	132,517	140,147

Loss from operations	(4,562)	(23,794)	(16,300)	(47,986)
Gain on sale of business	—	—	35,871	—
Other income (expense), net	158	(241)	66	(158)

Income (Loss) before provision (benefit) for income taxes	(4,404)	(24,035)	19,637	(48,144)
Provision (Benefit) for income taxes (2)	(914)	681	44	579

Net income (loss)	$(3,490)	$(24,716)	$19,593	$(48,723)

Net income (loss) per share of common stock stockholders, basic	$(0.10)	$(0.77)	$0.59	$(1.52)

Net income (loss) per share of common stock stockholders, diluted	$(0.10)	$(0.77)	$0.58	$(1.52)

Shares used in computing earnings per share of common stock, basic	33,640	32,163	33,425	31,984

Shares used in computing earnings per share of common stock, diluted	33,640	32,163	33,984	31,984

(1) Stock-based compensation expense as included in above:
Cost of revenue	1,403	1,132	2,672	2,525
Research and development	2,560	3,802	7,328	8,051
Sales and marketing	3,700	7,683	7,166	12,777
General and administrative	3,844	4,487	7,276	9,406

Total stock-based compensation expense	$11,507	$17,104	$24,442	$32,759

(2) Acquisition-and disposition-related expense as included in above:
General and administrative	157	0	1,082	0
Provision for income taxes on sale of business	0	0	901	0

Total acquisition-and disposition-related expense	$157	$—	$1,983	$—

IMPERVA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$147,427	$107,343
Short-term investments	172,460	153,749
Restricted cash	52	68
Accounts receivable, net	59,333	62,571
Inventory	436	590
Prepaid expenses and other current assets	11,340	7,922
Insurance recoveries receivable	19,000	0

Total current assets	410,048	332,243
Property and equipment, net	24,788	21,496
Goodwill	36,389	37,448
Acquired intangible assets, net	3,449	8,393
Severance pay fund	6,280	5,070
Restricted cash	2,054	1,884
Deferred tax assets	2,813	1,220
Other assets	6,162	1,065

TOTAL ASSETS	$491,983	$408,819

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,044	$5,529
Accrued compensation and benefits	21,342	20,840
Accrued and other current liabilities	8,898	7,683
Accrued legal settlement	19,000	0
Deferred revenue	106,332	104,042

Total current liabilities	161,616	138,094
Other liabilities	8,282	6,637
Deferred revenue	27,818	26,429
Accrued severance pay	7,152	5,696

TOTAL LIABILITIES	204,868	176,856

STOCKHOLDERS’ EQUITY:
Common stock	3	3
Additional paid-in capital	546,205	510,257
Accumulated deficit	(259,813)	(276,819)
Accumulated other comprehensive income (loss)	720	(1,478)

TOTAL STOCKHOLDERS’ EQUITY	287,115	231,963

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$491,983	$408,819

IMPERVA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$19,593	$(48,723)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,943	2,961
Stock-based compensation	25,117	32,759
Amortization of acquired intangibles	449	704
Gain on sale of business	(35,871)	—
Loss on disposals of PPE	—	255
Amortization of premiums/accretion of discounts on short-term investments	(104)	111
Excess tax deficiencies from share-based compensation	—	14
Other	(1,255)	(228)
Changes in operating assets and liabilities:
Accounts receivable, net	3,238	17,172
Inventory	192	(26)
Prepaid expenses and other assets	(864)	281
Accounts payable	(1,901)	(2,570)
Accrued compensation and benefits	3,626	(7,037)
Accrued and other liabilities	2,990	(209)
Severance pay (net)	246	328
Deferred revenue	5,132	8,160
Deferred tax assets	(1,593)	(158)

Net cash provided by operating activities	23,938	3,794

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales/maturities of short-term investments	50,923	34,331
Proceeds from sale of business	35,015	—
Purchase of short-term investments	(69,451)	(77,067)
Net purchases of property and equipment	(6,546)	(8,263)
Change in restricted cash	(154)	12

Net cash provided by (used in) investing activities	9,787	(50,987)

CASH FLOWS FROM FINANCING ACTIVITIES:
Settlement of holdback liability	—	(7,157)
Proceeds from issuance of common stock, net of repurchases	11,725	5,682
Shares withheld for tax withholding on vesting of restricted stock units	(6,621)	(3,954)
Offering costs relating to follow-on public offering	—	(112)
Excess tax deficiencies from share-based compensation	—	(14)

Net cash provided by (used in) financing activities	5,104	(5,555)

Effect of exchange rate changes on cash and cash equivalents	1,255	228

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	40,084	(52,520)
CASH AND CASH EQUIVALENTS - Beginning of period	107,343	168,252

CASH AND CASH EQUIVALENTS - End of period	$147,427	$115,732

IMPERVA, INC. AND SUBSIDIARIES

(Reconciliation of GAAP to Non-GAAP Measures)

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
GAAP operating loss	$(4,562)	(23,794)	$(16,300)	(47,986)
Plus:
Stock-based compensation expense	11,507	17,104	24,442	32,759
Acquisition-and disposition-related expense	157	—	1,082	—
Restructuring	—	—	667	—
Amortization of purchased intangibles	132	352	449	704

Non-GAAP operating income (loss)	$7,234	(6,338)	$10,340	(14,523)

GAAP net income (loss)	$(3,490)	(24,716)	$19,593	(48,723)
Plus:
Stock-based compensation expense	11,507	17,104	24,442	32,759
Acquisition-and disposition-related expense	157	—	1,082	—
Restructuring	—	—	667	—
Amortization of purchased intangibles	132	352	449	704
Gain on sale of business	—	—	(35,871)	—
Provision for income taxes on sale of business	—	—	901	—

Non-GAAP net income (loss)	$8,306	(7,260)	$11,263	(15,260)

Weighted average shares outstanding, basic	33,640	32,163	33,425	31,984

Weighted average shares outstanding, diluted	34,202	32,163	33,984	31,984

Non-GAAP net income (loss), basic	$0.25	$(0.23)	$0.34	$(0.48)

Non-GAAP net income (loss), diluted	$0.24	$(0.23)	$0.33	$(0.48)

IMPERVA, INC. AND SUBSIDIARIES

(Reconciliation of Free Cash Flow)

(In thousands)

(Unaudited)

	Six months ended June 30
	2017	2016
Net cash provided by operating activities	$23,938	$3,794
Less:
Net purchases of property and equipment	(6,546)	(8,263)

Total free cash generated (used)	$17,392	$(4,469)

Use of Non-GAAP Financial Information

In addition to the reasons stated under “Non-GAAP Financial Measures” above, which are generally applicable to each of the items Imperva excludes from its non-GAAP financial measures, Imperva believes it is appropriate to exclude or give effect to certain items for the following reasons:

Stock-Based Compensation. When evaluating the performance of its consolidated results, Imperva does not consider stock-based compensation expense. Likewise, the Imperva management team excludes stock-based compensation expense from its operating plans. In contrast, the Imperva management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Imperva places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

Imperva excludes stock-based compensation expense from its non-GAAP financial measures primarily because it does not consider such expense as part of its ongoing operating results when assessing the performance of its business, and the exclusion of the expense facilitates the comparison of current period results with results from prior periods.

Amortization of Purchased Intangibles. When analyzing the operating performance of an acquired entity, Imperva’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Imperva’s management excludes the GAAP impact of acquired intangible assets to its financial results. Imperva believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

In addition, in accordance with GAAP, Imperva generally recognizes expense for internally-developed intangible assets as they are incurred until technological feasibility is reached, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, Imperva generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other than goodwill, which is not amortized, as required under GAAP). As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, Imperva believes it is useful to provide, as a supplement to its GAAP operating results, a non-GAAP financial measure that excludes the amortization of acquired intangibles.

Acquisition and Disposition-related Charges; Gain on Sale of Business; and Provision for Income Taxes on Sale of Business. Imperva completed an acquisition during the fourth quarter of 2016 and completed the sale of the Skyfence business during the first quarter of 2017. Imperva incurred legal, accounting, advisory and other transaction-related expense in connection with these transactions. Imperva has excluded these acquisition- and disposition-related expenses from its non-GAAP financial measures because they are not representative of ongoing operating costs. Imperva also has excluded the gain on the sale of the Skyfence business and the related tax effects given that such gain and the associated taxes are not representative of Imperva’s ongoing operations. Imperva does not acquire or dispose of businesses on a predictable cycle and the expenses, gains (if any) and the associated taxes from these transactions vary significantly and are unique to each transaction. Imperva records acquisition- and disposition-related expense as operating expense when incurred and the gain on sale of business and provision for income taxes associated with the sale were recorded at the time the Skyfence transaction closed. As a result, when they occur, these expenses, gains and taxes affect comparability from period to period and Imperva believes that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses, gains and taxes to facilitate the comparison of current period results with the results from prior periods.

Restructuring Charges. Imperva undertook a restructuring plan in the fourth quarter of 2016 and recorded additional restructuring charges in connection with the plan during the first quarter of 2017, substantially all of which were related to stock-based compensation expense associated with accelerated vesting of equity awards for certain terminated employees. In contrast to cost-reduction initiatives that are part of ongoing operations, the restructuring plan resulted in one-time severance costs that are not representative of ongoing operating costs. Because the restructuring plan was incremental to the operating activities of Imperva’s core business, Imperva has excluded the expense associated with the restructuring from its non-GAAP financial measures to facilitate the comparison of current period results with the results from prior periods.

Investor Relations Contact Information

Kim Janssen

650.832.6897

kim.janssen@imperva.com

Seth Potter

646.277.1230

IR@imperva.com

Seth.Potter@icrinc.com